Exhibit 10.2.4 (English Translation)

___________________________________________________________________________
SUPPLEMENTAL AGREEMENT TO WORKING CAPITAL LOAN AGREEMENT FOR ALERIS ALUMINUM (ZHENJIANG) CO., LTD.

With respect to the medium-term working capital loan granted by Bank of China Limited, Zhenjiang Jingkou Sub-branch (“BOC”) to Aleris Aluminum (Zhenjiang) Co., Ltd. (“Aleris”), both parties hereby agree as follows:

Article 1: Before January 25, 2017, Aleris shall use commercially reasonable efforts to (a) enter into the amendment to working capital loan agreement with BOC, (b) confirm the account receivables pledge and tax refund VAT account pledge, (c) complete registration of the pledge over RMB70 million account receivables and tax refund VAT account (Aleris shall have free access to funds collected from the repayment of the account receivables and funds in the tax refund VAT account, unless an event of default is declared), and (d) complete the procedures to modify the nature of the tax refund receiving account into a special tax refund VAT account.

Article 2: Aleris shall repay all outstanding principal and interest under the working capital loan to BOC before the end of 2017.

Article 3: After the BOC working capital loan is repaid in full, the above mentioned account receivable pledge and tax refund VAT account pledge will be used to guarantee Aleris’ syndicated loan.

Aleris and BOC will negotiate and agree upon the aforementioned matters, and agree to provide board resolutions approving matters in the above mentioned articles, and execute all agreements in relation to the working capital loan amendment before January 25, 2017. BOC agrees and will ensure that all facility agents, arrangers and lenders of the syndicated loan agree that the principal payment installment for the syndicated loan facility that was originally due on January 1, 2017 shall be repaid in accordance with new amortization schedule.

If Aleris fails to fulfill all of its obligations herein within the time period agreed above, BOC may declare an event of default, and require Aleris to repay the outstanding portion of the payment installment for the syndicated loan facility that would have been due on January 1, 2017 under the original syndicated loan repayment schedule on January 25, 2017, and reinstate the original loan repayment schedule. Notwithstanding anything to the contrary herein, Aleris shall not be in default of this agreement if Aleris submits all requested documents in relation to the registration of pledges over the RMB70 million account receivables and the tax refund VAT account, and modifies the tax refund VAT account (into a special tax refund VAT account) before January 25, 2017.

Bank of China Limited, Zhenjiang Jingkou Sub-branch (Chop affixed)
/s/ Zhou, Zhentao

Aleris Aluminum (Zhenjiang) Co., Ltd. (Chop affixed)
/s/ Gerd F. Jegodzinski

December 21st, 2016